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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Salomon Brothers High Yield Bond Fund Inc
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Address of Principal Business Office (No. & Street, City, State, Zip Code):  c/o
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Salomon Brothers Asset Management Inc, Seven World Trade Center, New York, New
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York 10048
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Telephone Number (including area code):  (212) 783-7000
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Name and address of agent for service of process:   Robert A. Vegliante, Salomon
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Brothers Asset Management Inc, Seven World Trade Center, New York, New York
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10048
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Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]
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                                   SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 20th day of March, 1998.
[SEAL]

                         Salomon Brothers High Yield Bond Fund Inc
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                          (Name of Registrant)


                              By:  /s/ Heath B. McLendon
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                                       Heath B. McLendon
                                       President



Attest: /s/ Alan M. Mandel
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            Alan M. Mandel
            Treasurer